EXHIBIT 2

                           Liberation Investments L.P.
                         11766 Wilshire Blvd, Suite #870
                              Los Angeles, CA 90025

                           Liberation Investments Ltd.
                                Corporate Center
                                  West Bay Road
                               P.O. Box 31106 SMB
                          Grand Cayman, Cayman Islands

May 27, 2004


BY HAND DELIVERY

Mr. Cary A. Gaan
Secretary
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Re:  Notice of Stockholder Proposals
     -------------------------------

Dear Mr. Gaan:

Pursuant to Article II, Section 2 of the Amended and Restated By-Laws of Bally Total Fitness Holding Corporation (the "Company"), Liberation Investments L.P. and Liberation Investments Ltd. (collectively, "Liberation") hereby give notice of their intention to submit the following proposals for approval at the 2004 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting").

Liberation believes that these proposals are necessary to improve the Company's corporate governance and to enhance shareholder rights. The proposals are intended to improve the effectiveness of the Company's Board of Directors by requiring leadership that is independent of the Company's management, increasing the accountability of the Board of Directors to the Company's stockholders and ensuring that new directors will be introduced who will bring new ideas and approaches to bear on Company issues. Liberation intends to deliver a proxy statement and form of proxy to stockholders of the Company and solicit a sufficient number of the Company's voting shares to approve the resolutions described below.

Liberation intends to propose that the stockholders of the Company approve resolutions substantially in the form set forth below:

Proposal 1 - Separation of the office of the Chief Executive Officer and the Chairman of the Board.

RESOLVED, that the stockholders of the Company urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as the Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

Proposal 2 - Removal of the Company's Stockholder Rights Plan.

RESOLVED, that the stockholders of the Company request that the Board of Directors redeem the Company's stockholder rights plan and the rights issued thereunder and not adopt any new stockholder rights plan unless the holders of a majority of the outstanding shares approve the plan and the issuance of the rights thereunder at a meeting of the stockholders.

Proposal 3 - Declassification of the Board.

RESOLVED, that the stockholders request the Board of Directors to take the steps necessary to declassify the Board of Directors so that all directors are elected annually and that the Company's certificate of incorporation and by-laws be amended accordingly.

Proposal 4 - Adoption of Mandatory Retirement Age.

RESOLVED, that the stockholders request the Board of Directors to take the steps necessary to amend the by-laws to require that directors retire upon attaining the age of 75.

Liberation Investments L.P. is the record holder of 100 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by stock certificate #32148 and the beneficial owner of 956,504 shares of Common Stock, and Liberation Investments Ltd. is the record holder of 100 shares of Common Stock, represented by stock certificate #32145, and the beneficial owner of 504,696 shares of Common Stock. The record address of Liberation Investments L.P. is 11766 Wilshire Blvd, Suite #870 Los Angeles, CA 90025 and the record address of Liberation Investments, Ltd. is Corporate Center, West Bay Road P.O. Box 31106 SMB, Grand Cayman, Cayman Islands. Emanuel R. Pearlman, General Manager, Chief Investment Officer and majority member of Liberation Investments Group LLC, is also the beneficial owner of 35,000 restricted shares of the Company's common stock.

Please direct any questions regarding the information contained in this notice to Emanuel R. Pearlman at (310) 479-3434 (Phone), (310) 479-3363 (Facsimile).

      [remainder of page intentionally left blank; signature page follows]


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


Sincerely,

LIBERATION INVESTMENTS L.P.
By: Liberation Investment Group LLC, general partner


By:  /s/ Emanuel R. Pearlman
     ------------------------
     Emanuel R. Pearlman
     General Manager


LIBERATION INVESTMENTS LTD.


By:  /s/ Emanuel R. Pearlman
     ------------------------
     Emanuel R. Pearlman
     Director


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